Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q3 2008 Net Operating Income of $83.1 Million

or $0.70 per diluted share;

Q3 2008 Net Loss of $111.4 Million or ($0.95) per diluted share

New York – October 30, 2008 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the third quarter of 2008 and the nine months ended September 30, 2008.

Robert B. Pollock, president and chief executive officer, said: “Assurant demonstrated resilience, an essential quality for any business during turbulent times. Despite unprecedented volatility in the capital markets and a very active hurricane season we continued to execute on our diversified specialty strategy. We were pleased to complete two important acquisitions during the quarter.”

“A changing environment creates opportunities and our solid capital position and disciplined risk management have us positioned to evaluate and respond to situations to create long term value for our shareholders,” Mr. Pollock concluded.

Third Quarter Results

Assurant’s net loss in the third quarter of 2008 was $111.4 million, or ($0.95) per diluted share, compared to net income of $187.2 million, or $1.56 per diluted share in the third quarter 2007. Net income declined primarily due to investment impairments and reportable catastrophe losses. The Company had $194.5 million after-tax of net realized investment losses, which included $148.9 million after-tax of other-than- temporary impairments in the third quarter of 2008, compared to $8.5 million of net after-tax realized losses on investments in the third quarter of 2007. Assurant incurred $86.2 million after-tax in reportable catastrophe losses, net of reinsurance, in an active hurricane season. This is in contrast to an exceptionally benign catastrophe season in the third quarter of 2007, during which there were no reportable catastrophe losses.

Net operating income (see footnote 1 at the end of this release) for the third quarter of 2008 decreased 58% to $83.1 million, or $0.70 per diluted share, compared to third quarter 2007 net operating income of $195.7 million, or $1.63 per diluted share. The decrease was primarily the result of reportable catastrophe-related losses for Assurant Specialty Property and less favorable results from Assurant Solutions and Assurant Health.

Net earned premiums of $1.98 billion in the third quarter of 2008 increased 5% from $1.89 billion in the third quarter of 2007, driven primarily by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the third quarter of 2008 decreased 1% to $192.3 million from $194.0 million in the third quarter of 2007 primarily as a result of a decrease in average invested assets and an increase in the percentage of our investment portfolio allocated to tax-advantaged assets.

Nine-Month Results

Net income in the first nine months of 2008 was $265.4 million, or $2.23 per diluted share, a decrease of 50%, compared to net income of $532.9 million, or $4.37 per diluted share, for the first nine months of 2007. Net income declined primarily due to investment impairments and reportable catastrophe losses. Results include $244.9 million after-tax of net realized losses on investments, including $195.1 million after-tax of other-than-temporary impairments, compared to $6.9 million after-tax of net realized losses on investments in the first nine months of 2007. In addition, Assurant had $86.2 million after-tax in reportable catastrophe losses from hurricanes Gustav and Ike and reported $11.5 million of after tax catastrophe losses in the second quarter 2008. In the second quarter 2008, the Company reported Insurance Services Office (ISO) catastrophe related losses excluding incurred but not reported losses due to the high frequency of storms. This was in contrast to a benign catastrophe season in the nine months of 2007, during which Assurant had no reportable catastrophe losses. Results for the first nine months of 2008 include $26.6 million after-tax gain from the sale of an inactive life insurance subsidiary.

Net operating income for the first nine months of 2008 was $483.7 million, or $4.06 per diluted share, a decrease of 10% compared to net operating income of $539.8 million, or $4.42 per diluted share, for the first nine months of 2007. Net operating income excludes net realized capital gains and losses and other unusual, or non-recurring items.

Net earned premiums of $5.92 billion in the first nine months of 2008 increased 9% from $5.45 billion in the first nine months of 2007 primarily from growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the first nine months of 2008 decreased 2% to $591.3 million from $601.2 million in the first nine months of 2007 primarily resulting from a decrease in average invested assets and an increase in the percentage of our investment portfolio allocated to tax-advantaged assets. Income from real estate joint venture partnerships in the first nine months of 2008 was $3.5 million compared with $37.0 million in the first nine months of 2007. Investment income from real estate joint venture partnerships is disclosed by segment (page 8, 9, 12, and 14) in our financial supplement.

The following chart provides a reconciliation of net operating income to net income:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$20.4	$37.4	$100.3	$111.7
Assurant Specialty Property	30.9	114.7	286.7	279.3
Assurant Health	30.2	39.4	95.2	113.7
Assurant Employee Benefits	21.5	20.4	56.4	70.8
Corporate and other	(14.8)	(11.7)	(39.5)	(22.1)
Amortization of deferred gain on disposal of businesses	4.8	5.4	14.4	16.2
Interest expense	(9.9)	(9.9)	(29.8)	(29.8)

Net operating income	83.1	195.7	483.7	539.8
Adjustments:
Net realized (losses) on investments	(194.5)	(8.5)	(244.9)	(6.9)
Gain on sale of inactive subsidiary	—	—	26.6	—

Net (loss) income	$(111.4)	$187.2	$265.4	$532.9

Assurant Solutions

Assurant Solutions third quarter 2008 net operating income was $20.4 million, a 45% decrease from third quarter 2007 net operating income of $37.4 million. Results for the third quarter 2008 declined primarily as a result of higher domestic and international combined ratios. Domestic combined ratios increased in the quarter primarily as a result of an $11.8 million pre-tax charge from the acquisition of GE’s Warranty Management Group and less favorable domestic service contract loss experience. The international combined ratio increased to 105.6% as a result of less favorable credit insurance loss experience in the United Kingdom and higher expenses in developing countries in the third quarter of 2008. These increases were partially offset by favorable client settlements related to reserves previously established for a credit life product in Brazil. Net operating income for the first nine months of 2008 was $100.3 million, down 10% from $111.7 million for the first nine months of 2007. Results for the first nine months of 2008 declined primarily due to less favorable loss experience in our international business and higher expenses in our developing countries. Results for the first nine months of 2008 had $9.4 million less of after-tax investment income from real estate joint venture partnerships compared to the same period in 2007.

A schedule of disclosed items that affected our quarterly results by segment for the last seven quarters can be found in our financial supplement on page 19.

Assurant Solutions third quarter 2008 net earned premiums increased 9% to $707.1 million from $649.9 million in the third quarter of 2007. Net earned premiums for the first nine months of 2008 were $2.09 billion, up 13% from $1.85 billion for the first nine months of 2007. The increase for the quarter and first nine months of 2008 was primarily driven by continued growth in domestic and international service contracts and growth in preneed. Results were partially offset by a continued decline in premiums related to the domestic independent runoff in preneed and domestic credit insurance.

Assurant Specialty Property

Assurant Specialty Property third quarter 2008 net operating income was $30.9 million, down 73% from $114.7 million in the third quarter 2007. The decrease for the quarter was primarily driven by an active hurricane season resulting in $86.2 million after-tax of reportable catastrophe losses, net of reinsurance, from large hurricanes Gustav and Ike and $8.6 million after-tax of catastrophe reinsurance re-instatement premiums and related expenses. Third quarter 2007 results included income of $2.3 million after-tax from a project to improve the reconciliation of certain client commissions payable accounts. Despite reported catastrophe losses of $97.7 million net of reinsurance for the nine months, net operating income for the first nine months of 2008 increased 3% to $286.7 million compared to $279.3 million in 2007 due to growth in our creditor-placed homeowners insurance. There were no reportable catastrophe losses during the third quarter or the first nine months of 2007 due to an exceptionally benign hurricane season.

Assurant Specialty Property third quarter net earned premiums increased 15%, to $513.2 million compared to $445.2 million in the third quarter of 2007. Net earned premiums for the first nine months of 2008 increased 27% to $1.53 billion compared to $1.21 billion for the same period in 2007. The third quarter and nine months of 2008 include increased reinsurance costs of $26.6 million for the quarter and $17.5 million for the year, including reinstatement premiums of $13.2 million for third quarter and year to date. The increases for the quarter and the first nine months are primarily the result of continued growth in creditor-placed homeowners insurance as average insured values increased 15% to $173,000 in the quarter and policy penetration rates continue to rise. Partially offsetting these factors was a net decrease in tracked loans in the period due to continued market consolidation and the declining inventory of subprime loans.

Assurant Health

Assurant Health third quarter 2008 net operating income was $30.2 million, a decrease of 23% compared to third quarter 2007 net operating income of $39.4 million. Net operating income for the first nine months of 2008 was $95.2 million, a decrease of 16% compared to $113.7 million for the first nine months of 2007. The decrease for the quarter and first nine months in 2008 was driven primarily by the continued decline in small group medical premiums and an increase in the combined ratio due to less favorable individual medical loss experience.

Assurant Health third quarter 2008 net earned premiums decreased 5% to $486.7 million from $514.2 million in the third quarter of 2007. Net earned premiums for the first nine months of 2008 decreased 5% to $1.47 billion compared to $1.54 billion for the first nine months of 2007. Individual medical premiums for the quarter and first nine months of 2008 were down slightly while small group premiums declined by 15% for the quarter and by 14% for the nine months.

Assurant Employee Benefits

Assurant Employee Benefits third quarter 2008 net operating income was $21.5 million, up 5% from third quarter 2007 net operating income of $20.4 million. Results for the third quarter of 2008 benefited from favorable loss experience compared to the prior year’s quarter. Net operating income during the first nine months of 2008 was $56.4 million, down 20% from $70.8 million in the first nine months of 2007. Results for the first nine months of 2008 are lower as a result of $9.2 million less of after-tax investment income from real estate joint venture partnerships and less favorable loss experience compared to the same period in 2007.

Assurant Employee Benefits third quarter 2008 net earned premiums decreased 2% to $277.1 million from $284.0 million in the third quarter of 2007. Net earned premiums for the first nine months of 2008 decreased 3% to $830.8 million from $853.2 million in the first nine months of 2007. Net earned premiums for the third quarter of 2007 include $12.3 million in single premiums from closed blocks of business. Net earned premiums in the first nine months of 2008 included $5.5 million in single premiums from closed blocks of business compared to $35.1 million in the first nine months of 2007. Excluding single premiums from closed blocks of business, net earned premiums increased in the third quarter and for the first nine months of 2008.

Corporate and other

Corporate and other net operating loss for the third quarter of 2008 was $14.8 million, compared to a loss of $11.7 million in the third quarter of 2007. Losses increased in the third quarter of 2008 primarily as a result of lower net investment income and $4.0 million in tax expenses resulting from changes in certain tax liabilities. Assurant incurred $2.1 million of after-tax expenses related to the SEC investigation regarding certain loss mitigation products; however Assurant also received a $2.1 million after-tax recovery of certain SEC investigation expenses from its director and officer insurance coverage.

For the first nine months of 2008 net operating loss was $39.5 million compared to a loss of $22.1 million for the same period last year. Net operating loss increased as a result of an increase in expenses related to the SEC investigation, lower investment income and higher severance and previously announced supplemental executive retirement plan expenses.

Financial Position

At September 30, 2008 total assets were $25.4 billion. Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), was $4.2 billion and book value per diluted share, excluding AOCI, was up 6% to $35.60 from $33.73 at December 31, 2007. Debt to total capital, excluding AOCI, was 18.9% compared to 19.7% at December 31, 2007.

AOCI is composed of foreign currency translation adjustments, net unrealized gains/losses on securities, and pension underfunding. Net unrealized gains and losses represent the after-tax difference between the book value and market value of invested assets. At September 30, 2008, AOCI was ($475.8) million or ($4.03) per diluted share compared to $53.9 million, or $.45 per diluted share, at December 31, 2007, Invested assets at market value, excluding cash and equivalents, as a ratio of shareholders equity including AOCI was 3.4 to 1 at September 30, 2008.

At September 30, 2008 Level 1 and Level 2 investment assets as defined under GAAP accounting rules comprise 98.4% of our total investment portfolio.

Please refer to Assurant’s new investment disclosure in the financial supplement (pages 17, 20 and 21) for issuer type (including an industry breakout), top 30 issuers and a commercial mortgage loan summary.

Earnings Conference Call

Assurant will host a conference call today at 10:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 973-582-2706 (international); passcode: 29716245. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 1:00 P.M. (ET) today and can be accessed at 800-642-1687 (toll-free domestic) or 706-645-9291 (international); passcode: 29716245. The webcast will be archived on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets and the global economic slowdown including fluctuations in interest rates, mortgage rates, monetary policies and inflationary pressure); (iv) inadequacy of reserves established for future claims losses; (v) failure to predict or manage benefits, claims and other costs; (vi) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets and the global economic slowdown, credit and liquidity risk, environmental liability exposure and inability to target an appropriate overall risk level); (vii) losses due to natural and man-made catastrophes; (viii) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (ix) inability of reinsurers to meet their obligations; (x) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xi) credit risk of some of our agents in Assurant Specialty Property and Solutions; (xii) a further decline in the manufactured housing industry; (xiii) a decline in our credit or financial strength ratings (including the currently heightened risk of ratings downgrades in the insurance industry); (xiv) failure to effectively maintain and modernize our information systems; (xv) failure to protect client information and privacy; (xvi) failure to find and integrate suitable acquisitions and new insurance ventures; (xvii) inability of our subsidiaries to pay sufficient dividends; (xviii) failure to provide for succession of senior management and key executives; (xix) negative publicity and impact on our business due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); (xx) significant competitive pressures in our businesses and cyclicality of the insurance industry: (xxi) current or new laws and regulations that could increase our costs or limit our growth.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our upcoming Third Quarter 2008 10-Q and 2007 Annual Report on 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)

Assurant uses net operating income as an important measure of the company’s operating performance. As shown in the chart on page 3, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Please see page 19 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended September 30, 2008 and 2007

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,984,136	$1,893,388	$5,921,069	$5,451,584
Net investment income	192,314	194,049	591,299	601,247
Net realized (losses) on investments	(299,205)	(13,076)	(376,922)	(10,592)
Amortization of deferred gains on disposal of businesses	7,379	8,298	22,085	24,893
Fees and other income	69,911	65,533	223,089	203,050

Total revenues	1,954,535	2,148,192	6,380,620	6,270,182

Benefits, losses and expenses
Policyholder benefits	1,095,048	935,545	3,030,715	2,727,120
Selling, underwriting, general and administrative expenses	1,007,817	913,214	2,932,318	2,683,044
Interest expense	15,190	15,288	45,765	45,881

Total benefits, losses and expenses	2,118,055	1,864,047	6,008,798	5,456,045

(Loss) income before (benefit) provision for income taxes	(163,520)	284,145	371,822	814,137
(Benefit) provision for income taxes	(52,091)	96,954	106,467	281,209

Net (loss) income	$(111,429)	$187,191	$265,355	$532,928

Net (loss) income per share:
Basic	$(0.95)	$1.58	$2.25	$4.43
Diluted*	$(0.95)	$1.56	$2.23	$4.37
Dividends per share	$0.14	$0.12	$0.40	$0.34
Share Data:
Basic weighted average shares outstanding	117,750,167	118,447,175	117,897,422	120,404,471
Diluted weighted average shares outstanding	117,750,167	119,741,434	119,144,476	122,062,011

*	In compliance with GAAP, there is no dilution of shares when calculating earnings per share due to a net loss position for the three months ended September 30, 2008.

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At September 30, 2008 (unaudited) and December 31, 2007

	September 30, 2008	December 31, 2007
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,662,396	$14,552,115
Reinsurance recoverables	4,015,817	3,904,348
Deferred acquisition costs	2,783,598	2,895,345
Goodwill	840,490	832,656
Assets held in separate accounts	2,252,388	3,143,288
Other assets	1,799,626	1,422,564

Total assets	25,354,315	26,750,316

Liabilities
Policyholder benefits and claims payable	10,656,885	10,492,580
Unearned premiums	5,579,160	5,410,709
Debt	971,933	971,863
Mandatorily redeemable preferred stock	11,160	21,160
Liabilities related to separate accounts	2,252,388	3,143,288
Accounts payable and other liabilities	2,150,978	2,621,813

Total liabilities	21,622,504	22,661,413

Stockholders’ equity
Equity, excluding accumulated other comprehensive (loss) income	4,207,609	4,034,992
Accumulated other comprehensive (loss) income	(475,798)	53,911

Total stockholders’ equity	3,731,811	4,088,903

Total liabilities and stockholders’ equity	$25,354,315	$26,750,316